                                                                                                                                                                                                       Exhibit 10.2

Employment Offer Letter Supplement

February 4, 2005

Richard Kent
1487 San Ines Way
Morgan Hill, CA 95037

Dear Rick:

We look forward to your joining Sunrise Telecom on Monday, February 7. In exchange for your early start date, we will pay you an additional $30,000 sign-on bonus, subject to general verification from your current employer of your compensation arrangements. We recognize that because of the earlier start date, you may need to help your current employer transition some matters to other employees within that organization after you have started work at Sunrise Telecom. We agree to be generally supportive in the near term.

Best regards,

/s/ Paul A. Marshall	/s/ Richard Kent
Paul A. Marshall,	Accepted by Richard Kent
COO/Acting CFO

cc: Kris Gray